Exhibit 4.3

FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
THIS FIFTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of February 6, 2019, by and among Health Catalyst, Inc., a Delaware corporation (the “Company”), and the Persons listed on Schedule I attached hereto (each, an “Investor” and collectively, the “Investors”).
WHEREAS, certain of the parties to this Agreement are parties to a Series F Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which, among other things, certain of the Investors shall purchase shares of the Company’s newly-authorized Series F Preferred stock, par value $0.001 per share (the “Series F Preferred”);
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred stock, par value $0.001 per share (the “Series A Preferred”), Series B Preferred stock, par value $0.001 per share (the “Series B Preferred”), Series C Preferred stock, par value $0.001 per share (the “Series C Preferred”), Series D Preferred stock, par value $0.01 per share (the “Series D Preferred”), and Series E Preferred stock, par value $0.01 per share (the “Series E Preferred” and together with the Series A Preferred, the Series B Preferred, and the Series C Preferred, Series D Preferred, and Series F Preferred, the “Preferred Stock”), and possess information rights, rights of first offer, and other rights pursuant to a Fourth Amended and Restated Investor Rights Agreement, dated as of February 9, 2016, by and among the Company and such investors (the “Old Investor Rights Agreement”);
WHEREAS, the Existing Investors desire to amend and restate the Old Investor Rights Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted under the Old Investor Rights Agreement; and WHEREAS, in order to induce the Investors to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, the Company and the Existing Investors have agreed to amend and restate the Old Investor Rights Agreement in its entirety and enter into this Agreement for the benefit of the Investors.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Section 1.    Covenants.
1A.    Financial Statements and Other Information. The Company shall deliver to each Investor upon the request of that Investor (so long as such Investor holds any shares of Preferred Stock or any Underlying Common Stock):
(i)    within thirty (30) days after the end of each monthly accounting period in each fiscal year, unaudited consolidated statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its subsidiaries on a combined basis for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and an unaudited consolidated balance sheet of the Company and its subsidiaries on a combined basis as of the end of such monthly period, setting forth for each monthly accounting period in each fiscal year comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied;
(ii)    within one hundred twenty (120) days after the end of each fiscal year, consolidated statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its subsidiaries on a combined basis for such fiscal year, and a consolidated balance sheet of the Company and its subsidiaries on a combined basis as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied and accompanied by (a) an unqualified opinion of the Company’s accounting firm (selected by the Board, but subject to the reasonable approval of the holders of a majority of the Preferred Stock if such firm is not a “Big Four” accounting firm) and (b) a copy of such firm’s annual management letter to the Company’s audit committee;
(iii)    promptly after receipt by the Company, statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of each Person in which the Company has a Long-Term Investment;
(iv)    promptly after receipt by the Company, any other financial statements or material reports concerning each Person in which the Company has a Long-Term Investment;
(v)    promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or any of its subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);
(vi)    no later than 60 calendar days following the commencement of each fiscal year, an annual budget and operating plan prepared on a quarterly basis for the Company and its subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets and approved by the Board), and promptly upon preparation thereof any other significant budgets or operating plans prepared by the Company and any revisions of such annual or other budgets or operating plans, and within thirty (30) days after any quarterly period in which there is a material adverse deviation from the annual budget, a certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;
(vii)    promptly after the discovery or receipt of notice of any noncompliance or default under any material agreement to which it or any of its subsidiaries is a party or any material adverse change, event or circumstance affecting the Company or any of its subsidiaries (including the filing of any material litigation against the Company or any of its subsidiaries or the existence of any known material dispute with any Person which involves a reasonable likelihood of such litigation being commenced), notice (written or unwritten) thereof which specifies the nature and period of existence thereof and what actions the Company and/or its subsidiaries have taken and propose to take with respect thereto; and (viii) with reasonable promptness, such other financial data and information (including regulatory/compliance information) concerning the Company and its subsidiaries as any such Investor may reasonably request; provided that the Company shall not be obligated to provide any documents or information to an Investor if (i) the Company reasonably determines in good faith that such documents or information is a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the Company’s counsel determines that such disclosure would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel.
Each of the financial statements referred to in subparagraphs (i) and (ii) above shall present fairly in all material respects the financial condition and operating results of the Company and its subsidiaries as and to the extent specified above as of the dates and for the periods set forth therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, value, assets, operations or business prospects of the Company and its subsidiaries taken as a whole) of the types included in audited financials from prior fiscal years and the absence of footnotes with respect thereto. Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its subsidiaries under this Paragraph 1A or Paragraph 1B below shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Company and its subsidiaries obtained by it pursuant to this Paragraph 1A or Paragraph 1B below; provided that each such Person may disclose such information in connection with any proposed sale or transfer of any Preferred Stock or Underlying Common Stock if such Person’s transferee agrees in writing to be bound by the provisions hereof. For purposes of this Agreement, all holdings of Preferred Stock or Underlying Common Stock by Persons who are affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and the Registration Agreement. Notwithstanding anything to the contrary herein, Kaiser Permanente Ventures, LLC - Series A, Kaiser Permanente Ventures, LLC - Series B and The Permanent Federation LLC - Series J shall be deemed to be affiliates of each other.
1B.    Certain Inspection Rights. The Company shall permit any representatives designated by any Investor (so long as such Investor holds any Preferred Stock or Underlying Common Stock) at such Investor’s expense, and upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its subsidiaries, (ii) examine the corporate, financial and other records of the Company and its subsidiaries and make copies thereof or extracts therefrom and (iii) consult with the directors, managers, officers, compliance personnel, key employees and independent accountants of the Company and its subsidiaries concerning the affairs, compliance or regulatory status, finances and accounts of the Company and its subsidiaries; provided that the Company shall not be obligated to permit the rights granted under this Paragraph 1B to an Investor if Company counsel determines in a written opinion that such rights would waive the attorney-client privilege in any pending litigation. Subject to the foregoing limitations, the presentation of an executed copy of this Agreement by any Investor or such other holder to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Investors or their respective officers, directors, managers, employees, agents or advisors.
1C.    Observer Rights.
(i)    As long as one or more investment vehicles managed by Sands Capital Ventures, LLC or its affiliate (together, “Sands”) collectively own not less than 750,000 shares of the Company’s capital stock (as adjusted for subsequent stock splits, combinations, stock dividends or other similar events) the Company shall invite a representative of Sands to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.
(ii)    As long as Tenaya Capital VI, LP (“Tenaya”) owns not less than 750,000 shares of the Company’s capital stock (as adjusted for subsequent stock splits, combinations, stock dividends or other similar events) the Company shall invite a representative of Tenaya to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.
(iii)    As long as OrbiMed Royalty Opportunities II, LP together with its affiliates (“OrbiMed”) owns not less than 150,000 shares of the Company’s capital stock (as adjusted for subsequent stock splits, combinations, stock dividends or other similar events) the Company shall invite a representative of OrbiMed to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.
1D.    Reserved.
1E.    Certain Negative Covenants in Favor of Preferred Stock.
(i)    Majority Vote Covenants. So long as at least 5,000,000 shares of Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) remain outstanding, the Company shall not, unless it has received the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred stock:
(a)    amend, supplement, modify, alter, repeal, terminate or waive any provision of the Company’s Certificate of Incorporation, bylaws or any other organizational, charter or constituent agreement or document, or file any resolution of the Board with the Delaware Secretary of State;
(b)    directly or indirectly (i) redeem, repurchase or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s or any subsidiary’s capital stock or other ownership interests or other equity securities (including warrants, options and other rights to acquire such capital stock or other ownership interests or other equity securities), other than (A) redemptions expressly authorized in the Certificate of Incorporation, or (B) repurchase or cancellation of vested stock options pursuant to the Company’s equity incentive plan for an aggregate purchase price of no more than $500,000 in any twelve (12)-month period so long as no event of noncompliance or default under any material agreement to which the Company or any of its subsidiaries is a party is in existence immediately prior to or is otherwise caused by any such repurchase; or (ii) redeem, repurchase or make any payments with respect to any stock or stock appreciation rights, phantom stock or similar rights or plans, or permit any of its subsidiaries to so redeem, repurchase or make such payments;
(c)    directly or indirectly declare or pay, or permit any of its subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other ownership interests or other equity securities, except that any subsidiary of the Company may pay dividends or make distributions to the Company or any wholly owned subsidiary of the Company;

(d)    create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, any Indebtedness or amend, modify, supplement or waive any provision of the agreements evidencing any existing Indebtedness of the Company or any subsidiary, except for Indebtedness in any individual circumstance not to exceed $1,000,000 or in an aggregate amount outstanding at any given time not to exceed $5,000,000; or
(e)    engage in a Fundamental Change or a Change in Ownership (each as defined in the Company’s Certificate of Incorporation);
(f)    sell, lease or otherwise dispose of, or permit any subsidiary to sell, license or otherwise dispose of any material assets (including the capital stock or other ownership interest of any of its subsidiaries) outside the ordinary course of business or sell, lease, license, sub-license or permanently dispose of any of the Company’s or any subsidiary’s material Intellectual Property Rights outside the ordinary course of business;
(g)    acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise) or enter into or permit any Subsidiary to enter into any joint venture, except to the extent such acquisitions or investments do not exceed $2,000,000 per year, in the aggregate;
(h)    enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ or any of its affiliates’ direct or indirect officers, directors, key employees, stockholders or affiliates or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a beneficial interest, except for customary employment arrangements or employment agreements, benefit programs and other arrangements as approved by the Board or the Compensation Committee (which approval must include the affirmative vote or consent of an Investor Director) and subject to subparagraph (i) below; or
(i)    except as expressly contemplated by the Stock Purchase Agreement, amend or modify any equity incentive plan, employee equity ownership plan, profit sharing plan, phantom equity plan, equity appreciation rights plan or any similar plan, program or arrangement of the Company or any of its subsidiaries as in existence as of the date hereof (including increasing the number of shares of capital stock available for issuance thereunder or allocating additional aggregate profits interests or profits participation rights to any such plan, program or arrangement) or (ii) adopt or permit any of its subsidiaries to adopt, any new plan, program or arrangement of any such type, or (c) issue, or permit any of its subsidiaries to issue (other than pursuant to such a plan, program or arrangement existing on the date hereof and expressly disclosed on the Schedules to the Stock Purchase Agreement or thereafter adopted in accordance with the terms of the Transaction Agreements) any equity securities (including Common Stock, rights to acquire Common Stock or other equity securities, capital stock, ownership interests, debt convertible into any of the foregoing or rights to acquire any of the foregoing) to its or its subsidiaries’ or affiliates’ officers, directors, employees, consultants or service providers.
(ii)    Supermajority Vote Covenants. So long as 5,000,000 shares of Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) remain outstanding, the Company shall not, unless it has received the prior written consent of the holders of at least sixty-six percent (66%) of the outstanding shares of Preferred Stock:
(a)    liquidate, dissolve or wind up the Company or any of its subsidiaries or effect a recapitalization or reorganization in any form of transaction (including the formation of a parent holding company for the Company or a transaction to change the domicile of the Company);
(b)    authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities (or any securities convertible into or exchangeable or exercisable for any capital stock or other equity securities) having rights, preferences or privileges which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions, distributions upon liquidation or otherwise or permit any Subsidiary to issue any such securities to any Person other than the Company or a wholly owned Subsidiary, except as required in connection with any mandatory redemption of Preferred Stock pursuant to the Company’s Certificate of Incorporation;
(c)    engage in a Fundamental Change or a Change in Ownership (each as defined in the Company’s Certificate of Incorporation), except where the holders of Preferred Stock receive consideration per share of at least 1.0 times the Liquidation Value (as defined in the Company’s Certificate of Incorporation) of the Series F Preferred;
(d)    consummate an initial public offering of the Company’s equity securities (an “IPO”) or permit any of its subsidiaries or any of their respective corporate successors to consummate any such IPO; or
(e)    materially change, or cause or allow any of the Company’s subsidiaries to materially change, the business activities of the Company or any of its subsidiaries as currently conducted, or enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business that is not related to the current business activities of the Company or any of its subsidiaries.
1F.    Termination of Covenants. The covenants set forth in Paragraph 1A, Paragraph 1B, Paragraph 1C, Paragraph 1D and Paragraph 1E shall terminate and be of no further force or effect (i) upon consummation of the Company’s IPO under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, that is approved by the holders of outstanding Preferred Stock pursuant to subparagraph (ii)(d) of Paragraph 1E above, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act, (iii) upon a Change in Ownership or a Fundamental Change (each as defined in the Company’s Certificate of Incorporation) that is either approved by the holders of outstanding Preferred Stock pursuant to subparagraph (ii)(c) of Paragraph 1E above or does not require such approval, or (iv) upon a liquidation, dissolution or winding up of the Company that is approved by the holders of outstanding Preferred Stock pursuant to subparagraph (ii)(a) of Paragraph 1E above, whichever event occurs first.
Section 2.    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Compensation Committee” means the Compensation Committee established by the Board, if any.
“GAAP” means United States generally accepted accounting principles.
“Indebtedness” means at a particular time, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) obligations arising from cash/book overdrafts, (v) all obligations of such Person secured by a Lien, (vi) all guarantees of such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), and (vii) all capital lease obligations.
“Intellectual Property Rights” means any and all intellectual and proprietary rights and rights in Confidential Information of every kind and description anywhere in the world, and all corresponding rights presently or hereafter existing, whether arising by operation of law, contract, license or otherwise, including all (i) patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures and inventions, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) Internet domain names and URLs and websites, (iv) copyrights (registered or unregistered) and copyright registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) copyrights, trade secret rights and other intellectual property rights in or to Software, records, technical drawings, programmer comments and annotations, data, databases and documentation thereof, and (vii) trade secret rights in and to Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, architectures, layouts, product specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information).
“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interest and joint venture interests) of any other Person and (ii) any capital contribution by such to any other Person.
“Investor Director” shall have the meaning given to such term in the Stockholders Agreement.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Long-Term Investment” means any Investment other than an Investment made in the ordinary course of business of the Company or any of its Subsidiaries.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Registration Agreement” means that certain Fifth Amended and Restated Registration Agreement, dated as of the date hereof, among the Company and the Investors.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.
“Stockholders Agreement” means that certain Fifth Amended and Restated Stockholders Agreement, dated as of the date hereof, among the Company and certain of its stockholders.
“Transaction Agreements” means the Stock Purchase Agreement and all of the agreements entered into in connection therewith.
“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Preferred Stock shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the

Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.
Each capitalized term used but not defined herein shall have the meaning given to such term in the Stockholders Agreement.
Section 3.    Miscellaneous.
3A.    Right to Conduct Activities. The Company acknowledges that the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons (“Investor Parties”) are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:
(i)    have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity, including any such company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and (ii) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.
Notwithstanding anything in this Paragraph 3A to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company. For the purposes of this Paragraph 3A, “Covered Persons” shall have the meaning set forth in the Company’s Stockholders Agreement.
3B.    Green Dot. Neither the Company nor any of its Subsidiaries shall enter into any banking or nonbanking transaction or agreement with Green Dot Corporation or any of its Subsidiaries (including Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia Capital U.S. Growth Fund IV, L.P. and Sequoia Capital U.S. Growth Fund V, L.P.
3C.    Foreign Corrupt Practices Act Enforcement Actions. The Company shall promptly notify each of the Investors should Company become aware of any Enforcement Action (as defined in the Stock Purchase Agreement).
3D.    Notice of Certain Events. In the event the Company takes any action at any meeting at which an Investor Director is not present in regards to any of the following:
(i)    The Company shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change (as such term is defined in the Company’s Certificate of Incorporation), dissolution or liquidation.
(ii)    The Company shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.
(iii)    If a Change in Ownership (as such term is defined in the Company’s Certificate of Incorporation) or a Fundamental Change (as such term is defined in the Company’s Certificate of Incorporation) is proposed to occur, the Company shall give written notice of such Change in Ownership or Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Change in Ownership or Fundamental Change, and the Company shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction.
3E.    Remedies. Each holder of Preferred Stock and Underlying Common Stock shall have all rights and remedies set forth in this Agreement, the Seventh Amended and Restated Certificate of Incorporation (as amended from time to time) and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under applicable law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

3F.    Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or fail to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the holders of a majority of the Preferred Stock, provided, however, that the holders of a majority of the Preferred Stock may waive compliance in writing with any provision hereof intended for the benefit of the holders of the Preferred Stock at any time. No other course of dealing between the Company and a holder of Preferred Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such Persons. Notwithstanding the foregoing, (i) no provision of Section 1E(ii) shall be amended, modified or waived without the prior written consent of the holders of at least sixty-six percent (66%) of the Preferred Stock, (ii) Section 1C(i) may be amended only with the written consent of Sands, (iii) Section 1C(ii) may be amended only with the written consent of Tenaya, (iv) Section 1C(iii) may be amended only with the written consent of OrbiMed, and (v) if an amendment would treat an Investor in a materially disproportionate and adverse manner relative to the other Investors, then the amendment shall also require the consent of such Investor so adversely treated.
3G.    Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Investor’s benefit as an Investor or holder of Preferred Stock or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock or Underlying Common Stock.
3H.    Capital and Surplus; Special Reserves. The Company agrees that the capital of the Company with respect to the Preferred Stock issued pursuant to the Stock Purchase Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company’s capital stock at any time on or after the date of this Agreement without the prior consent of the holders of a majority of the Preferred Stock. The Company also agrees that it shall not create any special reserves under any applicable law without the prior written consent of the holders of a majority of the Preferred Stock.
3I.    Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies, unless otherwise directed by the holders of a majority of the Preferred Stock.

3J.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
3K.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
3L.    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation”.
3M.    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
3N.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided that such notice under this clause (ii) shall not be effective unless within one business day of the notice a copy of such notice is dispatched to the recipient by first class mail, return receipt requested, or reputable overnight courier service (charges prepaid), (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) five days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Company at the address specified below, to each Investor at the address indicated on Schedule I attached hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change its address for receipt of notice by providing sending prior written notice of the change to the sending party.

The Company:
Health Catalyst, Inc.
3165 East Millrock Drive, Suite 450
Salt Lake City, UT 84121
Attention:    Dan Orenstein
Telephone:    801-708-6800
Fax:    801-365-0076
3O.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.
3P.    Third-Party Beneficiaries. The parties hereto acknowledge and agree that all rights and privileges (including approvals and consents and rights to provide or withhold approval or consent) that may be exercised hereunder by the Investors or some group of Investors or the holders of some requisite percentage or amount of the Preferred Stock or Underlying Common Stock may be exercised by and for the benefit of the Investor Parties and for their own accounts to the same extent as if such Investor Parties were parties hereto (unless otherwise agreed by each such Investor Parties). Notwithstanding anything to the contrary in this Agreement, this Paragraph 3Q may not be amended or modified without the prior written consent of the Investor Parties.
3Q.    Amendment of Old Investors Rights Agreement; Complete Agreement. The Old Investors Rights Agreement is hereby amended and restated in its entirety by this Agreement and the provisions of the Old Investors Rights Agreement shall no longer be of any force or effect. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

3R.    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional investor, so long as such additional investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.

HEALTH CATALYST, INC

By:	/s/ Daniel D. Burton
Name:	Daniel D. Burton
Title:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS:

SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P.

By:	SCGF IV Management, L.P., a Cayman Islands exempted limited partnership, General Partner of Each

By:	SC US (TTGP), LTD., a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Managing Director

SC US GF V HOLDINGS, LTD.
a Cayman Islands exempted company

By: Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P., both Cayman Islands Exempted Limited Partnerships, its Members

By: SCGF V Management, L.P.,
a Cayman Islands Exempted Limited Partnership, its General Partner

By: SC US (TTGP), LTD.,
a Cayman Islands Exempted company, its General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Director

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P.
a Cayman Islands exempted limited partnership

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Director

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

NORWEST VENTURE PARTNERS XI, LP

By:	Genesis VC Partners XI, LLC
Its:	General Partner

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Promod Haque
Name:	Promod Haque
Its:

NORWEST VENTURE PARTNERS XII, LP

By:	Genesis VC Partners XI, LLC
Its:	General Partner

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Promod Haque
Name:	Promod Haque
Its:

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

HQC ACQUISITION, LLC

By:	/s/ Fraser Bullock
Name:	Fraser Bullock
Title:	President

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

KAISER PERMANENTE VENTURES, LLC - SERIES A

By:	/s/ Thomas Meier
Name:	Thomas Meier
Title:	SVP & Treasurer

KAISER PERMANENTE VENTURES, LLC - SERIES B

By:	/s/ Chris Grant
Name:	Chris Grant
Title:	Member, Managing Committee

THE PERMANENTE FEDERATION LLC - SERIES J

By:	/s/ Anne Cadwell
Name:	Anne Cadwell
Title:	CFO

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

CHV FUND II, LLC

By:	CHV Fund II Management, LLC
Its:	Manager

By:	/s/ John D. Huesing
Name:	John D. Huesing
Its:	Authorized Representative

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

SANDS CAPITAL PRIVATE GROWTH FUND, L.P.

By:	Sands Capital Private Growth Fund-GP, L.P.
Its:	General Partner

By:	Sands Capital Private Growth Fund-GP, LLC
Its:	General Partner

By:	/s/ Jonathan Goodman
Name:	Jonathan Goodman
Title:	General Counsel

SANDS CAPITAL PRIVATE GROWTH FUND-HC, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC2, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC3, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC4, L.P.

By:	Sands Capital Private Growth Fund-GP, L.P., its general partner

By:	Sands Capital Private Growth Fund-GP, LLC, its general partner

By:	/s/ Jonathan Goodman
Name:	Jonathan Goodman
Title:	General Counsel

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

TENAYA CAPITAL VI, LP

By:	Tenaya Capital VI GP, LLC, its General Partner

By:	/s/ Dorian Merritt
Name:	Dorian Merritt
Its:	Attorney-In-Fact

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

ZIONS SBIC LLC

By:	/s/ Kent Madsen
Name:	Kent Madsen
Its:	Manager

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

BRIGHAM YOUNG UNIVERSITY,
a Utah nonprofit corporation

By:	/s/ G P Williams
Name:	G P Williams
Title:	Faculty Advisor
Cougar Capital contact information:
Brigham Young University,
a Utah nonprofit corporation
c/o Cougar Capital Program
David Paul – Treasurer
A-153 ASB
Provo. UT 84602
Email: davidwpaul@byu.edu
Phone: 801-422-4887

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

UNIVERSITY GROWTH FUND I, L.P.

By:	UGFIGP,LLC
Its:	General Partner

By:	/s/ Tom Stringham
Name:	Tom Stringham
Its:	Manager

By:	/s/ Peter Harris
Name:	Peter Harris
Its:	Manager

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

UPMC

By:	/s/ C. Talbot Heppenstall, Jr.
Name:	C. Talbot Heppenstall, Jr.
Its:	Treasurer

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

OSF HEALTHCARE SYSTEM,
an Illinois not for profit corporation

By:	/s/ Robert C. Sehring
Name:	Robert C. Sehring
Its:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

/s/ John A. Kane
John A. Kane

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

JOHN MUIR HEALTH

By:	/s/ Chris Pass
Name:	Chris Pass
Its:	Chief Financial Officer

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

IOWA HEALTH SYSTEM D/B/A UNITYPOINT HEALTH

By:	/s/ Matthew Kirschner
Name:	Matthew Kirschner
Title:	Vice President, Treasury

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

ORBIMED ROYALTY OPPORTUNITIES II, LP

By OrbiMed Advisors LLC,
its investment manager

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Its:	Member

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

/s/ Brent C. James
Brent C. James

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

INVESTORS (CONTINUED):

/s/ W. David Hemingway
W. David Hemingway

[Signature Page to Fifth Amended and Restated Investor Rights Agreement]

SCHEDULE I
SCHEDULE OF INVESTORS

Investor:	Notice Address:	With a copy to (which shall not constitute notice to such Investor):
Sequoia Capital U.S. Growth Fund V, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
SC US GF V Holdings, LTD.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Sequoia Capital USGF Principals Fund IV, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Sequoia Capital U.S. Growth Fund IV, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Norwest Venture Partners XI, LP	525 University Avenue, Suite 800 Palo Alto, CA 94301 Attention: Promod Haque and William Myers	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Norwest Venture Partners XII, LP	525 University Avenue, Suite 800 Palo Alto, CA 94301 Attention: Promod Haque and William Myers	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips

Schedule of Investors for Series F Investor Rights Agreement

HQC Acquisition, LLC	c/o Sorenson Capital 3400 Ashton Blvd., Suite 400 Lehi, UT 84043 Telephone: (801) 407-8444 Telecopy: (801) 407-8410 Attention: Fraser Bullock	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Matoaka, LLC	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Todd Cozzens	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Kaiser Permanente Ventures, LLC -Series A	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
Kaiser Permanente Ventures, LLC -Series B	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
The Permanente Federation LLC -Series J	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
CHV Fund II, LLC	340 W. 10th Street, Suite 2100 Indianapolis, IN 46202 Attention: John D. Huesing Telephone: (317) 963-1310
Partners HealthCare System, Inc.	101 Huntington Avenue, 4th Floor Boston, MA 02199 Attn: Roger Kitterman Telephone: (617) 954-9500 Fax: (917) 954-9356
Sands Capital Private Growth Fund, L.P.	Jonathan Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com

Schedule of Investors for Series F Investor Rights Agreement

Sands Capital Private Growth Fund-HC, L.P.	Jonathan Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC2, L.P.	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC3, L.P.	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC4, L.P	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Allina Health System	2925 Chicago Avenue Minneapolis, MN 55407 Telephone: (612) 262-5403 Facsimile: (612) 262-4264 Attention: General Counsel	Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Telephone: (612) 766-7790 Telecopy: (612) 554-6467 Attention: Mark D. Pihlstrom
Tenaya Capital VI, LP	c/o Tenaya Capital, LLC 3280 Alpine Road Portola Valley, CA 94028 Phone: 650-687-6500 Attn: Stewart Gollmer and Dave Markland	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Zions SBIC LLC	15 West South Temple #500 Salt Lake City, UT 84111 Attn: Kent Madsen	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Leavitt Equity Partners I, L.P.	299 S. Main Street, Suite 2300 Salt Lake City, UT 84111 Attn: Taylor Leavitt

Schedule of Investors for Series F Investor Rights Agreement

Brigham Young University (Cougar Capital)	Brigham Young University, a Utah nonprofit corporation c/o Cougar Capital Program David Paul – Treasurer A-153 ASB Provo, UT 84602 Email: davidwpaul@byu.edu Phone: 801-422-4887
University Growth Fund I, L.P.	University Growth Fund 299 South Main, Suite 357 Salt Lake City, UT 84111 Attn: Tom Stringham
UPMC	UPMC U.S. Steel Tower, Suite 6071 600 Grant Street Pittsburgh, PA 15219 Attn: Senior Associate Counsel and Vice President
OSF Healthcare System	Attn: Robert C. Sehring, CEO 800 NE Glen Oak Avenue Peoria, IL 61603. Fax: 309-655-6869
Leerink Capital Investors I L.P.	One Federal Street Boston, MA 02110 Attn: Todd Cozzens
Leerink Transformation Fund I L.P.	One Federal Street, 25th Floor Boston, MA 02110 Attn: Todd Cozzens Phone: (617) 918-4821 Fax: (617) 918-4921 todd@LTPequity.com
MultiCare Health System	MultiCare Health System 737 S. Fawcett Ave. MS: 737-4-CFO Tacoma, WA 98402 Attn: Judy Swain Phone: 253.459.8003 Fax: 253.459.7854 Judy.swain@multicare.org
John A. Kane	18242 Via Caprini Drive Ft Myers, FL 33913 Fax: 239-689-8187 Cell: 802-999-6769 Email jackakane@gmail.com

Schedule of Investors for Series F Investor Rights Agreement

John Muir Health	1450 Treat Blvd Suite #350 Walnut Creek, CA 94597 Attn: Ravi Hundal M.D. or Taejoon Ahn M.D. MPH CPE Taejoon.Ahn_MD@johnmuirhealth.com	1400 Treat Boulevard Walnut Creek, CA 94597 Attn: General Counsel Phone: 925-941-2217 Fax: 925-952-2979 max.reynolds@johnmuirhealth.com
John Muir Medical Group, Inc.	1400 Treat Boulevard Walnut Creek, CA 94597 Attn: Chris Pass, CFO Phone: (925) 941-2622 Fax: (925) 952-2979 chris.pass@johnmuirhealth.com
Omkara LLC	Omkara LLC c/o Anita Pramoda 6085 West Twain Ave., Suite 101 Las Vegas, NV 89103
Ben Fatto Limited Partnership	Ben Fatto Limited Partnership Attn: Broc C. Hiatt and Craig D. Cardon 1223 S. Clearview Ave., Suite 103 Mesa, AZ 85209 bhiatt@cardonhiatt.com
3M Company	3M Ventures 3M Company 3M Center, Building 220-9E-02 St. Paul, MN 55144-1000 bdwright2@mmm.com
Iowa Health System D/B/A UnityPoint Health	UnityPoint Health 1776 West Lakes Parkway, Suite 400 West Des Moines, IA 50266-8239 matthew.kirschner@unitypoint.org
Aetna Inc.	Aetna Inc. 151 Farmington Avenue, RC6A Hartford, CT 06156 Attention: General Counsel Fax: (860) 273-8430	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: H. Oliver Smith And Harold Birnbaum Fax: (212) 701-5800
OrbiMed Royalty Opportunities II, LP	601 Lexington Avenue, 54th Floor New York, NY 10022 Attn: Mark Jelley jelleym@orbimed.com cc: ROSCreditOps@OrbiMed.com Telephone: (212) 739-6461	Covington & Burling LLP The New York Times Building, 620 Eighth Avenue New York, NY 10018-1405 Attn: Peter Schwartz

Schedule of Investors for Series F Investor Rights Agreement

Brent C. James	4 E. Knightsbridge Lane Salt Lake City, UT 84103-2241 Brent.james@qualityscience.pro
W David Hemingway	1213 Canyon Oaks Way Salt Lake City, UT 84103 wdavid.hemingway@gmail.com

Schedule of Investors for Series F Investor Rights Agreement